UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):      May 5, 2005

InfoNow Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	00-19813	04-3083360
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

1875 Lawrence Street, Suite 1100, Denver, CO 80202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 303-293-0212

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     On May 5, 2005, InfoNow Corporation received a notice from The Nasdaq Stock Market indicating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(4) (the "Minimum Bid Price Rule") because, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the $1.00 minimum per share. In accordance with the Nasdaq Marketplace Rules, the Company will be provided 180 calendar days, or until November 1, 2005, to regain compliance with the Minimum Bid Price Rule. The notification by Nasdaq has no effect on the listing of the Company’s common stock on the Nasdaq SmallCap Market at this time and the Company has not yet determined to take any action in response to the notice.

     If at any time before November 1, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Minimum Bid Price Rule, although the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, which is generally no more than 20 consecutive business days, under certain circumstances. If the Company does not regain compliance with the Minimum Bid Price Rule by November 1, 2005, Nasdaq will notify the Company that its common stock will be delisted from the Nasdaq SmallCap Market. In addition, the Company must maintain compliance with all other Nasdaq continued listing requirements for its common stock to remain listed.

     In the event that the Company receives notice that its common stock is being delisted from the Nasdaq SmallCap Market, Nasdaq rules permit the Company to appeal the delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel.

     The Company issued a press release regarding the foregoing on May 6, 2005, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(c)     Exhibits.

Exhibit No. Description of Exhibit

99.1 Press release dated May 6, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFONOW CORPORATION

Date:       May 6, 2005

By: /s/ James Medina

Name: James Medina Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No. Description of Exhibit

99.1 Press release dated May [6], 2005.